EXHIBIT 99.1
F I N A N C I A L RELATIONS BOARD	n e w s

RE: NN, Inc.
2000 Waters Edge Drive
Johnson City, TN 37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Will Kelly	Marilynn Meek
Vice President and Chief Administrative Officer	(General info)
(423) 743-9151	(212) 827-3773

FOR IMMEDIATE RELEASE August 5, 2014

NN, INC. REPORTS SECOND QUARTER AND SIX MONTHS 2014 RESULTS

•
  Net income from normal operations for the second quarter ended June 30, 2014 was $6.0 million, or $0.33 per diluted share as compared to $4.6 million, or $0.27 per diluted share for the same period in 2013

•	Quarterly sales increase of $10.4 million to $106.7 million, or 10.8% over prior year’s second quarter

Johnson City, Tenn, August 5, 2014 – NN, Inc. (NASDAQ: NNBR) today reported its financial results for the period ended June 30, 2014. Net sales for the second quarter of 2014 increased $10.4 million, or 10.8% to $106.7 million, compared to net sales of $96.3 million for the second quarter of 2013. This increase included approximately $4.1 million in net sales from the acquisition of the assets of V-S Industries that was announced on February 4, 2014. Continued strong demand in Asia and improved demand from European automotive markets accounted for the remainder of the increase.

Reported net income for the second quarter of 2014 was $5.2 million, or $0.29 per diluted share included approximately $0.8 million of after-tax integration and acquisition costs as compared to $4.8 million, or $0.28 per diluted share for the same period last year. Excluding these costs, net income from normal operations for the second quarter of 2014 was $6.0 million, or $0.33 per diluted share, an increase of 22.2% as compared to diluted earnings per share from normal operations for the same period in the prior year of $4.6 million, or $0.27 per diluted share. Acquisition and integration costs were funded by continued growth and improved operating performance.

Net sales for the first six months of 2014 increased $19.1 million, or 10.0 % to $209.2 million, compared to net sales of $190.1 million for the first six months of 2013. This included approximately $5.9 million in net sales from the acquisition of the assets of V-S Industries. Continued strong demand in Asia and improved demand from European automotive and heavy truck markets accounted for the remainder of the increase.

Reported net income for the first six months of 2014 was $10.4 million, or $0.58 per diluted share, compared to net income of $7.6 million, or $0.45 per diluted share, for the comparable period last year. Net income from normal operations for the first six months of 2014 excluding after-tax integration and acquisition costs was $11.6 million, or $0.64 per diluted share.

As a percentage of net sales, cost of goods sold in the second quarter of 2014 of 79.0% increased slightly as compared to 78.7% for last year’s second quarter. Cost of products sold for the first six months of 2014 of 78.7% decreased slightly as compared to 79.0% for the same period last year.
Debt, net of cash, was $50.7 million at June 30, 2014, an increase of $17.3 million compared to $33.4 million at December 31, 2013. The increase was due primarily to the acquisition activity in the first six months of 2014. As of June 30, 2014, approximately $5.8 million, or 25.2% of the planned capital budget of $23.0 million for the year had been utilized. Typically, capital expenditures are more weighted to the second half of the year.

Richard Holder, President and Chief Executive Officer, commented, “Second quarter and six month results were largely in line with our expectations. The strong sales momentum that began in 2013 continued into the second quarter of this year. We again benefited from sustained growth, share gains and product expansion in our Asian and European markets. Sales in North America were in line with our markets. We also continued to strengthen our bottom line while funding acquisition and integration costs.

“Looking forward, we remain optimistic about the second half of the year. We expect continued strong demand in Asia and improving demand in Europe. RFK and Chelsea will be accretive to earnings in our current quarter and V-S Industries is expected to become accretive to earnings later this year. These three acquisitions combined represent approximately $30 million in increased annual revenues.

“Additionally, last month, we announced the signing of a definitive agreement to acquire Autocam Corporation, a global leader in the engineering, manufacture and assembly of highly complex, system critical components for fuel systems, engines and transmission, power steering and electric motors. This transaction will contribute over $250 million to our top line revenues. Further, it will both leverage NN’s and Autocam’s complementary core strengths and values and position this business segment to outgrow its end markets by taking advantage of global market trends in fuel efficient technologies. Subject to customary closing conditions and regulatory approval, we expect our proposed acquisition of Autocam to close in this quarter.”

Mr. Holder concluded, “While we are pleased with what we have been able to accomplish so far this year, we are continually working toward further improvement to the benefit of all stakeholders. We will continue to focus on growing our business organically as well as through strategic acquisitions while simultaneously improving our cost structure.”

NN, Inc. manufactures and supplies high precision metal bearing components, industrial plastic and rubber products and precision metal components to a variety of markets on a global basis. Headquartered in Johnson City, Tennessee, NN has 14 manufacturing plants in the United States, Mexico, Western Europe, Eastern Europe and China. NN, Inc. had sales of US $373 million in 2013.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements, are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company's ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, and the successful implementation of the global growth plan including development of new products. Similarly, statements made herein and elsewhere regarding pending or completed acquisitions are also forward-looking statements, including statements relating to the anticipated closing date of an acquisition, the Company's ability to obtain required regulatory approvals or satisfy closing conditions, the costs of an acquisition and the Company's source(s) of financing, the future performance and prospects of an acquired business, the expected benefits of an acquisition on the Company's future business and operations and the ability of the Company to successfully integrate recently acquired businesses.

For additional information concerning such risk factors and cautionary statements, please see the section titled "Risk Factors" in the Company's periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013. Except as required by law, we undertake no obligation to update or revise any forward-looking statements we make in our press releases, whether as a result of new information, future events or otherwise.

Financial Tables Follow

NN, Inc.
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net sales	$ 106,680	$ 96,305	$ 209,208	$ 190,102
Cost of products sold (exclusive of depreciation shown separately below)	84,285	75,751	164,569	150,268
Selling, general and administrative	10,074	8,339	20,104	17,445
Depreciation and amortization	4,084	4,294	7,961	8,825
Loss on disposal of assets	--	1	--	5
Income from operations	8,237	7,920	16,574	13,559

Interest expense	551	709	1,115	1,494
Other expense (income), net	129	(214)	212	365
Income before provision for income taxes	7,557	7,425	15,247	11,700
Provision for income taxes	2,357	2,655	4,809	4,059
Net income	$ 5,200	$ 4,770	$ 10,438	$ 7,641

Diluted income per common share	$ 0.29	$ 0.28	$ 0.58	$ 0.45

Weighted average diluted shares	18,172	17,172	18,054	17,115

NN, Inc.
Condensed Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2014	December 31, 2013
Assets
Current Assets:
Cash	$ 5,812	$ 3,039
Accounts receivable, net	80,740	58,929
Inventories	61,541	54,530
Other current assets	9,934	9,176
Total current assets	158,027	125,674

Property, plant and equipment, net	132,681	121,089
Goodwill and intangible assets, net	12,108	9,524
Other non-current assets	4,604	6,115
Total assets	$ 307,420	$ 262,402

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$ 48,540	$ 40,687
Accrued salaries, wages and benefits	13,408	11,761
Current maturities of long-term debt	4,000	10,477
Income taxes payable	3,300	1,340
Other current liabilities	6,088	5,119
Total current liabilities	75,336	69,384

Non-current deferred tax liabilities	3,962	3,844
Long-term debt, net of current portion	53,500	26,000
Other non-current liabilities	10,783	10,414
Total liabilities	143,581	109,642

Total stockholders’ equity	163,839	152,760

Total liabilities and stockholders’ equity	$ 307,420	$ 262,402

NN, Inc.
Reconciliation of Non-GAAP to GAAP Financial Measures
(Unaudited)

	Three Months Ended June 30, 2014		Three Months Ended June 30, 2013
	In Thousands	Diluted Earnings Per Share	In Thousands	Diluted Earnings Per Share
Net income	$ 5,200	$ 0.29	$ 4,770	$ 0.28
After-tax acquisition and integration costs	818	0.04	--	--
After-tax foreign exchange gain on inter-company loans	--	--	(138)	(0.01)
Net income from normal operations	$ 6,018	$ 0.33	$ 4,632	$ 0.27

	Six Months Ended June 30, 2014		Six Months Ended June 30, 2013
	In Thousands	Diluted Earnings Per Share	In Thousands	Diluted Earnings Per Share
Net income	$ 10,438	$ 0.58	$ 7,641	$ 0.45

After-tax acquisition and integration costs	1,132	0.06	--	--
After-tax foreign exchange loss on inter-company loans	--	--	212	0.01
After-tax restructuring and other non-recurring items	--	--	399	0.02
Net income from normal operations	$ 11,570	$ 0.64	$ 8,252	$ 0.48

The Company’s management evaluates operating performance excluding unusual and/or nonrecurring items. The Company believes excluding such items provides a more effective and comparable measure of performance and a clearer view of underlying trends. Since net income excluding these items is not a measure calculated in accordance with GAAP, this should not be considered as a substitute for other GAAP measures, including net income, as an indicator of performance. Accordingly, net income/loss excluding the above items is reconciled to net income/loss on a GAAP basis.